                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              INTEG INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               INTEG INCORPORATED

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                                  June 17, 1999

TO THE SHAREHOLDERS OF INTEG INCORPORATED:

     Notice is hereby given that the Annual Meeting of Shareholders of Integ Incorporated will be held at 10:00 a.m. on Thursday, June 17, 1999, at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota, for the following purposes:

     1. To elect two directors to serve on the Board of Directors for three year terms.

     2. To ratify the selection of Ernst & Young LLP as the independent auditors of Integ Incorporated for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 19, 1999 as the record date for the determination of shareholders entitled to receive notice of and vote at the meeting.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                       By Order of the Board of Directors,

                                       /s/ Susan L. Critzer

                                       Susan L. Critzer
                                       President and Chief Executive Officer

Dated: May 6, 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                               INTEG INCORPORATED

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 17, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Integ Incorporated (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Thursday, June 17, 1999, at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota, and at any adjournment thereof. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by delivering to an officer of the Company either a written notice terminating the proxy's authority or a proxy bearing a later date, or by appearing in person and voting at the meeting. Shares of the Company's common stock, $.01 par value (the "Common Stock"), represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the other proposals set forth in this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about May 6, 1999, along with the Company's Annual Report to Shareholders for the year ended December 31, 1998.

     Only shareholders of record at the close of business on April 19, 1999 are entitled to receive notice of and vote at the meeting or at any adjournment thereof. On April 19, 1999, there were 9,657,284 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

         All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personal calls.

     The Company's principal executive offices are located at 2800 Patton Road, St. Paul, Minnesota 55113.

                              ELECTION OF DIRECTORS
                                  (Proposal #1)

     The Bylaws of the Company provide that directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible. The term of office of the third class of directors will expire at this Annual Meeting of Shareholders, the term of the first class of directors will expire at the annual meeting of shareholders in 2000 and the term of the second class of directors will expire at the meeting of shareholders in 2001. Directors elected at each annual meeting of shareholders will be of the same class as the directors whose terms expire at such annual meeting of shareholders, and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders or until their successors are elected and shall qualify.

     Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office. The directors so chosen will hold office until the next election of the class for which such directors shall have been chosen.

     At the Annual Meeting of Shareholders to be held on June 17, 1999, the terms of office of Robert S. Nickoloff and Winston R. Wallin will expire. Each of Messrs. Nickoloff and Wallin has been nominated to be elected to the Board of Directors for an additional three year term that will expire at the annual meeting of shareholders in 2002. The Board of Directors recommends that the shareholders elect Messrs. Nickoloff and Wallin as directors of the Company for the ensuing three year period. The person named as proxy in the enclosed form of proxy intends to vote the proxies received by the Company for the election of Messrs. Nickoloff and Wallin, unless otherwise directed. Each of Messrs. Nickoloff and Wallin has indicated a willingness to serve. If, however, either of Messrs. Nickoloff and Wallin is not a candidate at the meeting, which is not presently anticipated, the proxy named in the enclosed form of proxy may vote for a substitute nominee in his discretion.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting is required for the election of each of Messrs. Nickoloff and Wallin. The Board of Directors recommends a vote FOR each of Messrs. Nickoloff and Wallin.

     Information regarding the directors of the Company is set forth below:

     Name                                    Age        Expiration of Term
     ----                                    ---        ------------------

     Mark B. Knudson, Ph.D.(1)(3)            50                2000
     Frank B. Bennett(1)(2)                  42                2001
     Susan L. Critzer                        43                2000
     Robert R. Momsen(3)                     52                2001
     Robert S. Nickoloff                     70                1999
     Walter L. Sembrowich, Ph.D.(3)          56                2001
     Winston R. Wallin(1)                    73                1999

     ----------
     (1)  Member of the Compensation Committee of the Board of Directors.

     (2)  Member of the Audit Committee of the Board of Directors.

     (3)  Member of the Nominating Committee of the Board of Directors.

     Mark B. Knudson, Ph.D., the Company's founder, served as the President of the Company from its inception in April 1990 through December 1990, and as Chief Executive Officer from the Company's inception through November 1991. Dr. Knudson has also served as Chairman of the Company's Board of Directors since its inception. Dr. Knudson is currently the Chairman and founder of HeartStent Corporation, a medical device company. Since 1993, Dr. Knudson has been the Managing Venture Partner of Medical Innovation Partners II, a Limited Partnership ("MIP II") that serves as the general partner of Medical Innovation Fund II, a Limited Partnership ("MIF II") and, since 1989, has also been a special limited partner of Medical Innovation Partners, a Limited Partnership ("MIP"), which is the general partner of Medical Innovation Fund, a Limited Partnership ("MIF"). MIF and MIF II are institutionally-funded, medically-focused early stage venture/seed capital partnerships. Dr. Knudson serves as a director of Diametrics Medical, Inc. ("Diametrics"), a manufacturer of point of care blood chemistry testing systems, and several private companies.

     Frank B. Bennett has been a director of the Company since 1992. Mr. Bennett is the founder of Artesian Capital Management, Inc. ("Artesian") and Artesian Management, Inc. ("Artesian Management") and has served as the President of each of these entities since their inception in 1989 and 1995, respectively. Artesian is the general partner of Artesian Capital Limited Partnership ("Artesian Capital"), and Artesian Management is the general partner of Artesian Capital Limited Partnership II ("Artesian Capital II"), which are seed and start-up venture investment funds.

     Susan L. Critzer has been a director of the Company since April 1999 when she was appointed by the Board of Directors to fill a vacancy created by the resignation of Terrance G. McGuire. Ms. Critzer joined the Company in January 1995 as Vice President, Operations, assumed the role of interim President and acting Chief Financial Officer in June 1998 and became President and Chief Executive Officer in April 1999. Before joining the Company, Ms. Critzer spent six years with American Cyanamid Corporation's Davis and Geck (D&G) Division, where she held a number of management positions, including Director of Engineering for D&G's start-up endosurgery division. From 1986 to 1989, Ms. Critzer was with Becton-Dickinson Corporation where she held management positions in manufacturing, engineering and quality assurance. Prior to her employment with Becton-Dickinson, Ms. Critzer held a variety of management, information systems, quality assurance and engineering positions with General Motors Corporation.

     Robert R. Momsen has been a director of the Company since June 1995. Since 1982, Mr. Momsen has been a General Partner of InterWest Partners, L.P. ("InterWest Partners"), a group of venture capital management funds. Mr. Momsen is also director of ArthroCare Corporation, a manufacturer of arthroscopic surgical equipment, COR Therapeutics, Inc., a biopharmaceutical company, Coulter Pharmaceutical, Inc., a developer of drugs and therapies for people with cancer, Innovasive Devices, Inc., a tissue repair system company, Urologix Inc., a urology device company, and Progenitor, a biotechnology company that identifies disease-causing genes.

     Robert S. Nickoloff has been a director of the Company since its inception. Mr. Nickoloff is a General Partner of MIP and MIP II, where he has been active in the formation and financing of start-up medical device and service companies since 1987. Mr. Nickoloff has also been Vice-President and counsel of Range Television Cable Co., Inc. since 1965. He has been Chairman of Medical Innovation Capital Inc. since 1986 and Chairman of KMN Inc. since 1993. He has served as Chairman of the Board of Governors of the University of Minnesota Hospital and Clinic and is a director of Conseco, Inc.

     Walter L. Sembrowich, Ph.D., has been a director of the Company since its inception. Dr. Sembrowich is President and founder of Aviex, Inc., a provider of investment and management services to start-up and early stage medical companies. He is a founder of and has held various management positions at Diametrics through December 1995, including Chief Executive Officer from 1990 through January 1993, Co-Chairman of the Board from January 1993 to March 1995 and Executive Vice President of New Business Development from March 1995 through December 1995. Dr. Sembrowich serves as a director of St. Jude Medical, Inc., a developer and marketer of heart valves and other cardiovascular devices, and of eMed Medical, Neuromotion, Inc. and USArrhythmia Inc., all of which are early-stage medical companies. Dr. Sembrowich also serves as Chairman of the Boards of Opticon Medical, Inc., and CuraMED Systems, Inc., each of which is an early-stage medical product and service company. He has also been a director for Minnesota Project Innovation and has served as Chairman and review board member for the National Institutes of Health Small Business Innovative Research program.

     Winston R. Wallin has been a director of the Company since September 1996. Mr. Wallin also serves as Chairman Emeritus of Medtronic, Inc. He joined Medtronic as President and Chief Executive Officer in June 1985 and was elected Chairman of the Board and Chief Executive Officer in January 1986. Mr. Wallin retired as Chief Executive

Officer of Medtronic in April 1991 and continued as Chairman of the Board until August 28, 1996, at which time he was conferred the title of Chairman Emeritus. Mr. Wallin serves as Chairman of the Board of Trustees of Carleton College and the Caux Roundtable in Caux, Switzerland, and on the Board of the Minneapolis Foundation and the Board of Overseers of the Carlson School of Management at the University of Minnesota. Mr. Wallin is also a director of GalaGen, Inc.

     Messrs. Bennett and Momsen were elected to the Board of Directors as designees of various series of preferred stock pursuant to agreements with the Company which terminated upon the closing of the Company's initial public offering.

Meetings of the Board of Directors and Certain Committees

     During the fiscal year ended December 31, 1998, the Board of Directors met nine times. All incumbent directors attended at least 75% of the aggregate of those meetings of the Board of Directors and meetings of the committees on which they served that were held while they were serving on the Board or on such committee.

     The Board of Directors of the Company has Compensation, Audit and Nominating Committees, which have a current membership as indicated in the footnotes to the table on page 2 of this Proxy Statement. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors, and administers the Company's 1990 Incentive and Stock Option Plan (the "1990 Option Plan"), the 1991 Incentive and Stock Option Plan (the "1991 Option Plan"), the 1994 Long-Term Incentive and Stock Option Plan (as amended, the "1994 Option Plan" and together with the 1990 and 1991 Option Plans, the "Stock Option Plans") and the Company's 1996 Directors' Stock Option Plan (as amended, the "Directors' Plan"). The Compensation Committee has delegated authority to the Chief Executive Officer and Chairman of the Board to grant options in such director's or officer's discretion to employees who are not executive officers in amounts not exceeding an aggregate of 10,000 shares of Common Stock per individual in any period of 12 consecutive months pursuant to the Stock Option Plans. During 1998, the Compensation Committee held one meeting and also acted by written consent in lieu of meetings.

     The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the full Board of Directors and to management. During 1998, the Audit Committee held no meetings. A 1998 Audit Review by the Audit Committee was conducted on April 15, 1999.

     The Nominating Committee makes recommendations regarding director and officer nominations. During 1998, the Nominating Committee held no meetings. The Nominating Committee will consider shareholder recommendations for nominees made in accordance with the Company's bylaws.

Compensation of Directors

     The Company pays outside directors $3,000 per quarter, $1,000 per meeting attended in person ($500 if attended by telephone) and $500 per committee meeting attended, up to a maximum of $20,000 per year. The Company also reimburses directors for expenses actually incurred in attending meetings of the Board of Directors and its committees. In addition, the Company has granted to all of the current non-employee directors options to purchase Common Stock under the Directors' Plan, which provides for an automatic grant of nonqualified stock options to purchase 20,000 options to non-employee directors on the date that such individuals become directors of the Company and an additional 6,000 options on each subsequent annual shareholder meeting date, subject to certain limitations. Initial options become vested and exercisable with respect to 6,666 shares on the 12 month anniversary date of such grants and with respect to 6,667 shares on each of the 24 month and 36 month anniversary dates of such grants. Annual options would become vested and exercisable with respect to 2,000 shares on each of the 12, 24 and 36 month anniversary dates of such grants. In addition in February 1998, the Company granted to all of the current non-employee directors options to purchase 5,000 shares of Common Stock under the 1994 Plan. These options would become vested and exercisable with respect to 1,667 shares on each of the 12 and 24 month anniversary dates of such grant and 1,666 shares on the 36 month anniversary date of such grant.

     The Company has reserved 300,000 shares of Common Stock for issuance under the Directors' Plan. The option price for directors is equal to the fair market value of one share of Common Stock on the date of grant.

     Directors who are employees of the Company do not receive any additional compensation for serving on the Board of Directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with in 1998, except that a statement of change in beneficial ownership on Form 4 was not timely filed for Dr. Knudson with respect to an open market purchase of 11,000 shares of Common Stock in October 1998.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of March 1, 1999, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and
(iv) all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each of the following shareholders is the same as the Company.

                                                Shares        Percentage of
                                             Beneficially      Outstanding
Name and Address                               Owned (1)     Shares Owned(1)
----------------                             ------------    ---------------

MIF and MIF II (2) .........................    1,498,074       15.1%
     9900 Bren Road East
     Suite 421
     Minnetonka, MN 55343

InterWest Partners V, L.P. ("IWP") (3) .....      725,263        7.6%
     3000 Sand Hill Road
     Building 3, Suite 255
     Menlo Park, CA 94025

Frank B. Bennett (4)(5) ....................       71,073         *

Mark B. Knudson, Ph.D. (5)(6) ..............      300,220        3.1%

Robert R. Momsen (3)(5)(7) .................       17,917         *

Robert S. Nickoloff (5)(8) .................       69,079         *

Walter L. Sembrowich, Ph.D. (5)(9) .........       57,917         *

Winston R. Wallin (5) ......................       62,917         *

Susan L. Critzer (5) .......................      154,477        1.6%

Richard Mussmann (5)(10) ...................      103,349        1.1%

Frank A. Solomon (5)(11)(12) ...............      474,998        4.8%

Katia Breslawec(12) ........................        1,203         *

All current executive officers and
   directors as a group (8 persons) (12) ...      836,949        8.4%

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 1, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2) Includes 732,927 shares of Common Stock held by MIF and 486,161 shares of Common Stock held by MIF II. Also includes 278,986 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II. Does not include 1,750 shares held by MIP, the general partner of MIF, and does not include 1,500 shares held by MIP II, the general partner of MIF II.

(3) Disclosure is made in reliance upon a Schedule 13G/A filed with the SEC by IWP on February 9, 1999. Such Schedule 13G indicates that (i) IWP and InterWest Management Partners V, L.P. ("IMP"), the general partner of IWP, have sole voting and investment power with respect to such shares and (ii) Alan W. Crites, Philip T. Gianos, Wallace R. Hawley, W. Scott Hedrick, W. Stephen Holmes, Robert R. Momsen and Arnold L. Oronsky each have shared voting and investment power with respect to such shares. Excludes 4,561 shares of Common Stock with respect to which Messrs. Crites, Hawley, Hedrick, Holmes, and Momsen hold shared voting and investment power through their general partner interests in InterWest Investors V ("IWI"), an affiliate of IWP. Does not include 17,917 shares of Common Stock beneficially owned by Mr. Momsen, for which shares Mr. Momsen holds sole voting and investment power.

(4) Includes 14,004 shares of Common Stock held by Mr. Bennett's wife, for which shares Mr. Bennett disclaims beneficial ownership. Does not include
     (i) 17,778 shares of Common Stock held by Artesian Capital L.P., (ii) 2,349 shares of Common Stock held by Artesian Capital Management, (iii) 865 shares held by Artesian Management Inc. and (iv) 49,382 shares of Common Stock issuable upon the exercise of outstanding warrants held by Artesian Capital II. Mr. Bennett serves as the President of Artesian, the general partner of Artesian Capital, and as the President of Artesian Management, the general partner of Artesian Capital II. Mr. Bennett disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(5) Includes the following number of shares of Common Stock issuable upon the exercise of outstanding options: Dr. Knudson: 51,250 shares; Mr. Bennett:
     17,917 shares; Mr. Momsen: 17,917 shares; Mr. Nickoloff: 17,917 shares; Dr.
     Sembrowich: 37,917 shares; Mr. Solomon: 291,665 shares; Mr. Wallin: 12,917 shares; Ms. Critzer: 103,417 shares; and Mr. Mussmann: 51,563 shares.

(6) Includes 25,000 shares of Common Stock held by Dr. Knudson's wife, 54,000 shares held by Knudson Family L.P., and 3,000 shares held by Dr. Knudson's daughters, for which shares Dr. Knudson disclaims beneficial ownership. Does not include shares of Common Stock held by MIF II or MIP II or shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF II. Dr. Knudson is a general partner of MIP II, the general partner of MIF II. Dr. Knudson disclaims beneficial ownership of the shares held by MIF II and MIP II, except to the extent of his proportionate pecuniary interest in MIP II.

(7) Does not include shares beneficially owned by IWP and IWI which Mr. Momsen may be deemed to hold based on his partnership interest in such partnerships. Mr. Momsen disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnerships.

(8) Includes 50,635 shares held in an IRA of Mr. Nickoloff. Does not include shares of Common Stock held by MIF, MIF II, MIP or MIP II or shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II. Mr. Nickoloff is a general partner of MIP and of MIP II, the general partners of MIF and MIF II, respectively. Mr. Nickoloff disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnerships.

(9) Does not include shares held by MIF or MIP which Dr. Sembrowich may be deemed to hold based on his partnership interest in MIP. Dr. Sembrowich disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(10) Includes 32,000 shares of Common Stock held by Mr. Mussmann's daughters, for which shares Mr. Mussmann disclaims beneficial ownership.

(11) Includes 65,000 shares which are held by Mr. Solomon's wife, for which Mr. Solomon disclaims beneficial ownership. Does not include shares held by MIF II or MIP II which Mr. Solomon may be deemed to hold based on his partnership interest in MIP II; Mr. Solomon disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(12) See Notes 4, 5, 6, 7, 8, 9, and 10 above. Does not include shares beneficially owned by Mr. Solomon who resigned from the Company in June, 1998 or by Ms. Breslawec who resigned from the Company in August 1998.

                             EXECUTIVE COMPENSATION

Executive Compensation

     Summary Compensation. The following table sets forth the cash and noncash compensation for fiscal years 1998, 1997 and 1996 earned by or awarded to the Chief Executive Officer and the next four most highly compensated executive officers of the Company whose salary and bonus earned in 1998 exceeded $100,000 (the "Named Executive Officers"):

                           Summary Compensation Table

                                             Annual Compensation
                               Fiscal     -------------------------   Long-Term Compensation       All Other
Name and Principal Position     Year       Salary          Bonus         Options (# Shares)      Compensation
-----------------------------  --------   --------      -----------   ----------------------     ------------
Susan L. Critzer                1998      $169,642      $120,000(1)         211,999(2)            $     --
     President and Chief        1997      $161,525      $     --             75,000               $     --
     Executive Officer          1996      $140,502      $     --             26,666               $     --

Richard Mussmann                1998      $186,009      $102,728(4)         280,000(5)            $     --
     Executive Vice President   1997      $ 90,298      $ 15,000            165,000               $113,604(6)
     and Chief Technical
     Officer (3)

Frank A. Solomon (7)            1998      $ 99,234      $     --                 --               $     --
     President, Chief Executive 1997      $219,964      $     --            125,000               $659,368(8)
     Officer and Director       1996      $202,026      $     --            119,999               $191,378(9)

Katia Breslawec (10)            1998      $101,608      $     --                 --               $153,490(11)
     Vice President of          1997      $134,890      $     --             65,000               $     --
     Quality and Regulatory     1996      $ 81,372      $     --             59,999               $     --

--------------
(1) Includes $50,000 which represents 40,000 shares of the Company's Common Stock which was paid to Ms. Critzer as bonus on February 17, 1999.

(2) Includes options to purchase 146,999 shares of Common Stock which were canceled in connection with a repricing of certain stock options of the Company on September 22, 1999 (the "Repricing").

(3) Mr. Mussmann joined the Company June 30, 1997 as Vice President, Research and Development and became Executive Vice President and Chief Technical Officer in April 1999.

(4) Includes $41,363.75 which represents 33,091 shares of the Company's Common Stock which was paid to Mr. Mussmann as a bonus on February 17, 1999.

(5) Includes options to purchase 8,750 shares of Common Stock which were granted to Mr. Mussmann in connection with a surrender of options to purchase 8,750 shares of Common Stock granted in 1997 and options to purchase 215,000 shares of Common Stock which were canceled in connection with the Repricing.

(6)  Constitutes relocation expense.

(7) Mr. Solomon resigned as President, Chief Executive Officer, Acting Chief Financial Officer and Director of the Company on June 5, 1998.

(8) Includes $654,244 in severance expenses (including wages, medical benefits and accelerated vesting of options) accrued by the Company in 1997 in contemplation of the separation agreement with Mr. Solomon, of which $139,379 was paid in 1998. See "Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Agreements." Also includes a $5,124 bonus to account for tax consequences resulting from note forgiveness in 1996.

(9) Includes $102,891 of forgiveness on a note and a $88,487 bonus to account for tax consequences resulting from such note forgiveness.

(10) Ms. Breslawec resigned as Vice President of Quality and Regulatory of the Company on August 31, 1998.

(11) Constitutes severance expenses accrued by the Company in 1998 in contemplation of the separation agreement with Ms. Breslawec of which $53,170 was paid in 1998.

     Option Grants. The following table summarizes options granted during the year ended December 31, 1998 to the Named Executive Officers:

                  Option Grants In Year Ended December 31, 1998

                                                                                       Potential Realizable
                                                                                          Value at Assumed
                                             % of Total                                   Annual Rates of
                                              Options                                 Stock Price Appreciation
                                             Granted to      Exercise                    for Option Term(1)
                               Options       Employees      Price Per   Expiration    ------------------------
                              Granted(2)     in 1998 (3)     Share(4)      Date            5%           10%
                            -------------   ------------    ---------   ----------    -----------  -----------
Susan L. Critzer             15,000(5)           1.7%         $0.88       8/19/08         $8,303       $21,041
                            146,999(6)(7)       16.5%         $0.81       9/22/08        $74,895      $189,797
                             50,000(8)           5.6%         $3.00       9/22/98        $94,350      $239,100

Richard Mussmann             15,000(5)           1.7%         $0.88       8/19/08         $8,303       $21,041
                            206,250(6)(9)       23.1%         $0.81       9/22/08       $105,083      $265,668
                              8,750(10)          1.0%         $5.75       9/22/98        $31,647       $80,198
                             50,000(8)           5.6%         $3.00       9/22/98        $94,350      $239,100

Frank A. Solomon                 --               --             --            --             --            --

Katia Breslawec                  --               --             --            --             --            --

----------
(1) The compounding assumes a ten year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(2) Each option represents the right to purchase one share of Common Stock. The options shown in this column were granted pursuant to the 1994 Option Plan. To the extent not already exercisable, the options become exercisable in the event of a "change in control" (as defined in the stock option agreement) involving the Company.

(3) In 1998, the Company granted employees options to purchase an aggregate of 889,512 shares of Common Stock.

(4) The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.

(5) Options become exercisable with respect to 25% of the shares on the anniversary date of such grant for each of the four years following such grant.

(6) Options become exercisable with respect to 25% of the shares immediately and 25% on the three succeeding anniversaries of the date of grant.

(7) Includes 96,999 options which were issued in the Repricing in connection with the cancellation of 96,999 options which were previously granted.

(8)  These options were canceled in connection with the Repricing.

(9) Includes 156,250 options which were issued in the Repricing in connection with the cancellation of 156,250 options which were previously granted.

(10) These options were granted in connection with a surrender of 8,750 options granted in 1997 and were canceled in connection with the Repricing.


     Option Values. The following table summarizes the value of options held at December 31, 1998 by the Named Executive Officers. No options held by such executive officers were exercised during 1998.

                  Aggregated Option Values At December 31, 1998

                      Number of Unexercised            Value of Unexercised
                            Options                    In-the-Money Options
                       at December 31, 1998          at December 31, 1998(1)
                    --------------------------     ----------------------------
Name                Exercisable  Unexercisable     Exercisable    Unexercisable
----                -----------  -------------     -----------    -------------
Susan L. Critzer     103,417        146,581          $ 31,760        $ 39,029


Richard Mussmann      51,563        178,437          $ 16,369        $ 52,856

Frank A. Solomon     291,665(2)          --                --              --
Katia Breslawec           --             --          $     --        $     --

----------
(1) Value based on the difference between the last sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 1998 and the option exercise price per share, multiplied by the number of shares subject to the in-the-money options.

(2) Pursuant to a separation agreement between Mr. Solomon and the Company, all unvested stock options previously granted to Mr. Solomon fully vested on June 5, 1998, the date he executed a general release. See "Employment Contracts and Termination of Employment and Change-in-Control Agreements" below.

     Option Repricing The following table summarizes the number of repriced options granted during the year ended December 31, 1998 to the Named Executive
Officers:

                           Ten-Year Option Repricings

                                                                                                                   Length of
                                                                                                                   original
                                             Securities                                                          option term
                                             underlying                                                          remaining at
                                            number of         Market price        Exercise price                    date of
                                           options/SARs     of stock at time        at time of           New     repricing or
                                            repriced or      of repricing or       repricing or       exercise     amendment
Name                            Date        amended (#)       amendment ($)       amendment ($)       price ($)    (months)
----                           --------    -------------    ----------------      --------------      ---------  -----------
Susan L. Critzer               9/22/98          55,000          $ 0.81                 $ 4.81           $0.81        109

                               9/22/98          20,000          $ 0.81                 $ 9.50           $0.81        101

                               9/22/98          50,000          $ 0.81                 $ 3.00           $0.81        117

                               9/22/98          16,666          $ 0.81                 $ 1.20           $0.81         85

                               9/22/98           5,333          $ 0.81                 $ 9.75           $0.81         93

Richard Mussmann               9/22/98          50,000          $ 0.81                 $ 3.00           $0.81        117

                               9/22/98           8,750          $ 0.81                 $ 5.75           $0.81        112

                               9/22/98          65,000          $ 0.81                 $ 4.81           $0.81        109

                               9/22/98           7,500          $ 0.81                 $ 7.75           $0.81        105

                               9/22/98          75,000          $ 0.81                 $ 7.75           $0.81        105

                               2/11/98           8,750(1)       $ 5.75                 $ 7.75           $5.75        119

Frank A. Solomon                 --                 --          $   --                 $   --              --         --

Katia Breslawec                  --                 --          $   --                 $   --              --         --

----------
(1)  This option was canceled in connection with the Repricing.

Report of Compensation Committee on Executive Compensation

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers (collectively, the "Executive Officers"). The SEC rules require the Compensation Committee of the Board of Directors to issue a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting the Executive Officers. In fulfillment of this requirement, the Compensation Committee of the Board of Directors (the "Committee"), at the direction of the Board of Directors, has furnished the following report on executive compensation:

     The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Committee also oversees the operation of the Company's executive compensation benefits.

     The Committee consists entirely of outside directors of the Company. During 1998, Dr. Knudson and Mr. Bennett and Mr. Wallin served on the Committee. Dr. Knudson is Chairman of the Committee.

Compensation Policies

     The Company is committed to attracting, hiring and retaining an experienced management team that can successfully develop and manufacture the Company's products in commercial quantities, penetrate target markets, obtain and maintain required regulatory approvals worldwide, and develop new products. With these goals in mind, the Committee closely aligns its compensation plan for executive management to the milestones achieved and the influence that each executive has as the Company grows and matures. The Committee annually reviews and evaluates the Company's corporate performance, compensation levels and equity ownership of its executive officers. The Committee strives to establish competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, are appropriate for each officer's scale of responsibility and performance, recognize individual initiative and achievements, will attract and retain the highest quality personnel possible consistent with the Company's resources, and provide an incentive to such executives to focus on the Company's long-term strategic goals by aligning their financial interests closely with long-term shareholder interests. The Committee intends to make the executive compensation program competitive with the marketplace while emphasizing compensation in the form of equity ownership, the value of which is contingent on the Company's long-term market performance. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of a self-selected group of development stage companies with similar business characteristics and strategies.

     Because the Company has yet to begin commercial production and full-scale marketing of its product, it is difficult to select objective criteria by which to measure individual and Company performance. As a result, the Committee's efforts to tie compensation to performance involve a subjective element and take into account each officer's performance during the past year based on qualitative standards and the achievement of nonfinancial goals such as reaching certain milestones in the development and production of the Company's LifeGuide System and progress towards clinical trials of the Company's LifeGuide System. In evaluating compensation relative to Company performance, the Committee also considers the Company's stock performance and progress toward profitability. In the future, the Committee intends to place more emphasis on objective factors in determining executive compensation. Factors that the Committee anticipates that it will consider include maintaining the compensation of the Company's officers at industry levels, as reflected in surveys of compensation practices in corporations of comparable size and technology.

     The Company's compensation program has three primary components: base salary, short-term incentives and long-term incentives. The ultimate composition of executive compensation reflects the Company's goals of attracting and retaining highly qualified personnel and supporting a performance-oriented environment that rewards both corporate and personal performance over the long term. In general, stock option grants are used to enhance the competitiveness of compensation packages, to reward exceptional performance and provide incentive for reaching further performance goals. The Compensation Committee also believes that the use of stock options is important to align the interests of the officers with the interests of the shareholders.

Base Salaries

     The Committee establishes annual base salaries after an analysis of each executive officer's individual performance during the prior year, the overall performance of the Company during the prior year and historical compensation levels within the executive officer group. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key individuals. In this regard, salaries for officers are based on experience levels and are intended to be competitive with median salaries paid to comparable executives in similar positions at other development stage medical device companies. Development stage companies continue to be used for comparison purposes because, in 1998, the Company's products remained in development, and commercial production of the LifeGuide System had not yet begun. In the absence of revenue and profitable operations, the Company does not have the financial resources to match salaries offered by larger or profitable medical device companies. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel despite limited financial resources. Annual increases in base salaries for existing officers are generally consistent with the merit increase formula used throughout the Company. The Company grants annual merit increases to all employees in the range of 0-10% based on performance. Larger increases are given, as appropriate, to reflect changes in job responsibility and authority or to internally balance the salary structure among the executive officer group.

Short-Term Incentives

     The Committee believes that executive compensation should be based in part on the achievement of milestones that are important to the short-term success of the Company. Accordingly, the Committee periodically sets short-term milestones and then compares the Company's progress against these targets. Members of the executive team, along with all Company employees, are periodically granted options to purchase shares of the Common Stock with vesting tied to the achievement of specified operating and personal objectives. The number of options granted with these vesting provisions is determined based on the individual's experience and position within the Company.

     In 1998, the Compensation Committee of the Board of Directors of the Company adopted a 1998 Vice President Bonus Program and a 1998 CEO Bonus Program to award stock and cash bonuses to its officers. Under the Vice President Bonus Program, officers were given an opportunity to earn stock and cash bonuses based on the attainment of certain developmental milestones. Under the CEO Bonus Program, the Chief Executive Officer of the Company was given an opportunity to earn stock and cash bonuses based on predetermined goals. No awards were made under the 1998 CEO Bonus Program.

Long-Term Incentives

     The Committee believes that long-term shareholder interests and executive compensation should be closely aligned. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in enhancing shareholder value. Stock options are generally granted to executive officers at the time they are elected. In determining the number of options to be granted at such time, the Committee takes into consideration job responsibilities, experience and contributions of the individual and recommendations of the President. The stock options give the holder the right to purchase shares of the Common Stock over a ten-year period. Because the options are granted at the fair market value on the date of grant, they will provide value only when the price of the Common Stock increases above the share price on the date of the grant. Options are also subject to vesting provisions designed to encourage executives to remain employed by the Company. Additional options are granted from time to time based on individual performance, increased job responsibilities and the prior level of grants.

Stock Option Repricing

     The policy of the Compensation Committee historically has been to grant stock options to employees and consultants of the Company with an exercise price equal to the fair market value of the underlying stock on the date of grant. The stock options provide value to employees and consultants who are granted options only when the price of the Company's stock increases above the price on the date of grant.

     On September 22, 1998, the Board of Directors determined, at the recommendation of the Compensation Committee, to grant repriced stock options to all employees and current consultants for all outstanding stock options granted under the 1994 Option Plan with an exercise price in excess of $1.00. The vesting schedules of options held by employees were adjusted so that 25% of such options vested immediately and 25% vest on the anniversary date of such grant for each of the three years following such grant.

     The Compensation Committee's action was taken in response to the decline in the market price of the Company's stock during the preceding months which had minimized the incentive value of options with higher exercise prices. The decision to reprice was based upon numerous factors including the then current fair market value of the Common Stock and the need to provide incentives employees and current consultants to continue to contribute to the integration of a new measurement technology into the LifeGuide System. The Compensation Committee determined that the repriced options provided appropriate long-term incentives for employees and current consultants.

CEO Compensation

     The determination of the Chief Executive Officer's salary, bonus and grants of stock options followed the policies set forth above for all executives' compensation.

     During 1998, Mr. Solomon was Chief Executive Officer until June 5, 1998. Mr. Solomon's compensation for 1998 was based upon a Separation Agreement which he and the Company entered into in February 1998 which is described in "Employment Contracts and Termination of Employment and Change-in-Control Agreements."

     When Ms. Critzer assumed the role of interim President and acting Chief Financial Officer in June 1998, she received a special cash bonus in the amount of $20,000 and options to purchase 50,000 shares of Common Stock in recognition of the additional responsibilities she assumed. The Committee also believes that stock options granted to Ms. Critzer to date provide a significant and appropriate tie between overall compensation and the performance of the Company over the long term.

Compensation Limitations

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as "performance-based compensation" under the Code. Section 162(m) did not affect the deductibility of compensation paid to the Company's executive officers in 1998 and will not affect the deductibility of such compensation expected to be paid in 1999. The Committee will continue to monitor this matter and may propose changes to the executive compensation program if warranted.

SUBMITTED BY THE COMPENSATION COMMITTEE:

         Mark B. Knudson, Chairman
         Frank B. Bennett
         Winston R. Wallin

Stock Performance

     The graph below sets forth a comparison of the cumulative shareholder return of the Common Stock with the cumulative total return of the Nasdaq Stock Market - U.S. Index and the Standard & Poor's Health Care (Medical Products and Supplies) Index from June 26, 1996 (the date of the initial public offering of the Common Stock) to December 31, 1998. The graph assumes the investment of $100 in the Common Stock on June 26, 1996, and in each of the designated indices on May 31, 1996, and that dividends, if any, were reinvested.

                            [BAR CHART APPEARS HERE]

                                                          Cumulative Total Return
                            ----------------------------------------------------------------------------------
                            6/26/96    6/96   9/96   12/96   3/97   6/97  9/97  12/97  3/98  6/98  9/98  12/98

INTEG INCORPORATED              100     101    109     103     63     82    61     42    46    28    13     12
NASDAQ STOCK MARKET (U.S.)      100      95     99     104     98    116   136    127   149   153   139    179
S & P HEALTH CARE (MEDICAL
 PRODUCTS & SUPPLIES)           100     101    112     113    112    134   139    141   162   179   168    203


Employment Contracts and Termination of Employment and Change-in-Control Agreements

     Except as described below, the Company does not have any employment agreements with its Named Executive Officers. In February 1998, the Company entered into a separation agreement with Mr. Solomon pursuant to which, among other things, (i) Mr. Solomon would continue to serve as President, Chief Executive Officer and Director of the Company until his successor commences employment with the Company or September 30, 1998, whichever is earlier, (ii) Mr. Solomon agreed to certain nondisclosure, noncompetition and nonsolicitation covenants, (iii) Mr. Solomon will receive, after his resignation date, an annual amount equal to $232,104, for a period of 27 months thereafter, subject to reduction after 12 months for payment received by Mr. Solomon as a result of any other employment or consulting work, (iv) all unvested stock options previously granted to Mr. Solomon will fully vest, and (v) the exercise period for all stock options held by Mr. Solomon would extend for two years following his resignation.

     Ms. Critzer and Mr. Mussmann have agreements with the Company under which each such officer is entitled to receive severance pay equal to 12 times his or her total monthly compensation (including salary and bonus, determined in accordance with such agreement) if, after a change in control (as defined in such agreement) of the Company, the Company terminates the officer's employment without cause, or the officer terminates his or her employment for good reason (as such terms are defined in such agreement). These agreements also contain covenants by each such officer not to compete and not to solicit the Company's customers or employees during the term of each such officer's employment and for 12 months following the termination of his or her employment for any reason.

     In June 1998, the Company entered into a separation agreement with Ms. Breslawec pursuant to which, among other things, (i) Ms. Breslawec would continue to serve as Vice President, Quality and Regulatory until August 31, 1998, (ii) Ms. Breslawec agreed to certain nondisclosure, noncompetition and nonsolicitation covenants, and (iii) Ms. Breslawec will receive, after her resignation date her then current salary for a period of 12 months, subject to reduction for payments received by Ms. Breslawec as a result of any other employment or consulting work and a pro rata portion of her bonus under the 1998 Vice President Bonus Program.

     In addition, the exercisability of options granted to executive officers is accelerated in the event of a "change in control" over the Company (as such term is defined in the stock option agreements entered into by the executive officers).

Compensation Committee Interlocks and Insider Participation

     Dr. Knudson, Mr. Bennett and Mr. Wallin served as members of the Company's Compensation Committee during 1998. Dr. Knudson, who also served as the Company's President in 1990 and as the Chief Executive Officer from 1990 to 1991, is a limited partner of MIP and a general partner of MIP II. MIP and MIP II are the general partners of MIF and MIF II, respectively, which entities engaged in certain transactions with the Company, as described below.

     Laboratory and office furniture and equipment used by the Company with an original cost of approximately $801,000 as of December 31, 1998 are leased under sublease arrangements with FIM, Inc. and FIM II, Inc., entities related to the Company through MIF and MIF II. Under the lease arrangements, MIF and MIF II have guaranteed the lease payments owing to an unrelated third party. The liability for future lease payments under these guarantees was $154,128 as of December 31, 1998. In consideration of such guarantees, the Company issued options to purchase an aggregate of 42,993 shares of Common Stock at an exercise price of $0.84 per share to MIF and warrants to purchase shares of Series D Preferred Stock, convertible into 106,027 shares of Common Stock at an as converted exercise price of $4.125 per share, to MIF II. Options to purchase 30,523 shares of Common Stock will expire in May 2001. The balance of the Common Stock options (12,470 shares) will expire in April 2003. The Series D Preferred Stock warrants expire at various times between February 1999 and June 2005.

     Beginning in April 1992, the Company entered into a series of annual consulting agreements with Dr. Knudson. In March 1997, the Company entered into a three-year consulting agreement with Dr. Knudson, which agreement runs through April 3, 2000. Under this agreement, Dr. Knudson acts as consultant for the Company in the area of technical expertise and advisory services, for which he is paid $6,750 per month. During 1998, Dr. Knudson received an aggregate of $81,000 for such consulting services.

                              CERTAIN TRANSACTIONS

     Dr. Knudson is a general partner of MIP II, and Mr. Nickoloff is a general partner of both MIP and MIP II. For a discussion of certain Company transactions with Dr. Knudson, MIF and MIF II, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                     RATIFICATION OF INDEPENDENT AUDITORS
                                 (Proposal #2)

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999 and recommends that the shareholders ratify that appointment. Ernst & Young LLP has no relationship with the Company other than that arising from its employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 1999 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     The affirmative vote of a majority of the outstanding shares of the Common Stock represented at the 1999 Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. The Board of Directors recommends that you vote FOR this proposal.

                SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 2800 Patton Road, St. Paul, Minnesota 55113, not later than December 31, 1999.

                                       By Order of the Board of Directors,

                                       /s/ Kenneth L. Cutler

                                       Kenneth L. Cutler
                                       Secretary

Dated: April 30, 1999

                               INTEG INCORPORATED
                                2800 Patton Road
                           St. Paul, Minnesota 55113

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated May 6, 1999, appoints Susan L. Critzer as proxy (with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Integ Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Integ Incorporated to be held on Thursday, June 17, 1999 at 10:00 a.m. at the Minneapolis Hilton, 1001 Marquette Avenue, Minneapolis, Minnesota, and at any adjournment thereof. Each of the matters set forth below has been proposed by the Company.

1. ELECTION OF DIRECTORS FOR TERMS EXPIRING IN 2002
  [_] FOR all nominees listed below (except as marked to the contrary below)
  [_] WITHHOLD AUTHORITY to vote for all nominees listed below
  (Instruction: To withhold authority for any individual nominee, strike a line through the nominee's name in the list below.)
                      Robert S. Nickoloff Winston R. Wallin

P
R
O
X
Y
                          (continued from other side)

2. RATIFICATION OF INDEPENDENT AUDITORS
  [_] FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999
  [_] WITHHOLD AUTHORITY to vote for the ratification of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999

3. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.
  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all of the above items.

                                           Please sign exactly as your name
                                           appears hereon. Jointly owned
                                           shares will be voted as directed if
                                           one owner signs unless another
                                           owner instructs to the contrary, in
                                           which case the shares will not be
                                           voted. If signing in a representa-
                                           tive capacity, please indicate ti-
                                           tle and authority.
                                           Date: _______________________ , 1999

                                           ____________________________________
                                           Signature

   PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE,
                WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.